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                                                                     EXHIBIT 8.1


                                January 25, 2001



Humphrey Hospitality Trust, Inc.
7170 Riverwood Drive
Columbia, Maryland  21046


                        Humphrey Hospitality Trust, Inc.
                        --------------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------


Ladies and Gentlemen:

  We have acted as counsel to Humphrey Hospitality Trust, Inc., a Virginia corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on January 25, 2001, with respect to the offering and sale from time to time in open-market or privately-negotiated transactions that may involve underwriters, brokers, or dealers of up to 886,816 shares (the "Secondary Shares") of the common stock, par value $0.01 per share, of the Company by the selling shareholders named in the prospectus (the "Prospectus") contained as part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

  The Company currently owns, through Humphrey Hospitality Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), E&P Financing Limited Partnership, a Maryland limited partnership (the "E&P Financing Partnership"), and Solomons Beacon Inn Limited Partnership, a Maryland limited partnership (the "Solomons Beacon Inn Partnership" and, together with the E&P Financing Partnership and the Operating Partnership, the "Partnerships"), interests in 92 hotels and the associated personal property (the "Hotels") and one office building. The Operating Partnership owns 70 of the Hotels and the one office building, the E&P Financing Partnership owns 21 of the Hotels, and the Solomons Beacon Inn Partnership owns one of the Hotels. The Partnerships lease each of the Hotels and the office building to Humphrey Hospitality Management, Inc., a Maryland ("Humphrey Management") or its wholly-owned subsidiary, Supertel Hospitality Management, Inc., a Maryland corporation. The Hotels are leased pursuant to substantially similar operating leases (collectively, the "Leases"). Humphrey Management entered into substantially similar management agreements (collectively, the "Management Agreements") with Humphrey Hotels, Inc., a Maryland corporation (the "Operator"), pursuant to which the Operator operated and managed certain Hotels on behalf of Humphrey Management until early 1996, when Humphrey Management terminated the Management Agreements and began operating and managing all of the Hotels and the one office building.
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  In connection with the opinions rendered below, we have examined the following:

1. the Company's Second Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the Commonwealth of Virginia on October 26, 1999;

2.    the Company's Bylaws;

3.    the Prospectus;

4. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 30, 2000 (the "Operating Partnership Agreement"), among Humphrey Hospitality REIT Trust ("Humphrey REIT Trust"), as general partner, and James I. Humphrey, Jr., Humphrey Associates, Inc., a Maryland corporation, Humphrey Development, Inc., a Maryland corporation, Bethany H. Hooper, Randy P. Smith and Timothy P. Barila, as majority limited partners;

5. the Second Amended and Restated Limited Partnership Agreement of the Solomons Beacon Inn Partnership, dated November 29, 1994 (the "Solomons Beacon Partnership Agreement"), among the Operating Partnership, as general partner, and the Company, as limited partner;

6. the Agreement of Limited Partnership of the E&P Financing Partnership, dated September 21, 1999 (the "E&P Financing Partnership Agreement"), among E&P REIT Trust, a Maryland corporation (together with Humphrey REIT Trust, the "General Partners"), as general partner, and Supertel Hospitality, Inc., a Delaware corporation, as limited partner;

7.  the Leases;

8.  the Management Agreements; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

  In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2. During its taxable year ending December 31, 2000 and subsequent taxable years, the Company, the General Partners, and the Partnerships have operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.
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3.    The Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, the Solomons Beacon Inn Partnership Agreement, or the E&P Financing Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year.

4. Each partner of the Partnerships (a "Partner") that is a corporation or other entity, other than the General Partners, has a valid legal existence.

5. Each Partner has full power, authority, and legal right to enter into and perform the terms of the Operating Partnership Agreement, the Solomons Beacon Inn Partnership Agreement, or the E&P Financing Partnership Agreement and the transactions contemplated thereby.

6. No action will be taken by the Company, the General Partners, the Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

  Based solely on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussion in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

     (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1995 through December 31, 1999, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 2000, and in the future; and

     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequence of Our Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Secondary Shares;

Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the officer's certificate. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2000 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.
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  The foregoing opinions are based on current provisions of the Code and the
Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.


                                     Very truly yours,



                                     /s/ Hunton & Williams